Exhibit 99.1

Whole Living, Inc.

PROFORMA

FINANCIAL STATEMENTS

September 30, 2006

Whole Living Incorporated
Proforma Balance Sheet
For period Ended September 30, 2006

	WHLV	ForeverGreen		Proforma Adjustments	Consolidated Balance Sheet 09/30/06
ASSETS
Current Assets
Cash	51,431	(19,827)		-	31,604
Accounts Receivable	629	-		-	629
Other Receivables	633	6,161		-	6,794
Prepaids	51,150	137,574		-	188,724
Inventory	1,123,164	171,005		-	1,294,170
Reserve for Obsolete Inventory	-	-		-	-
Total	1,227,009	294,913		-	1,521,921

Fixed Assets
At Cost	1,908,767	343,917		-	2,252,684
Accumulated Depreciation	(1,631,404)	(135,638)		-	(1,767,042)
Net Fixed Assets	277,364	208,279		-	485,643

Other Long Term Assets	2,331,163	3,990	d	(2,300,623)	34,530
Investment in subsidiary	-	-	a	8,646,906	-
	-	-	b	(8,646,906)	(0)
Goodwill	-	-	b	12,971,703	12,971,703
Customer Base	-	-	b	839,810	-
	-	-	c	(62,986)	776,824
Total Assets	3,835,535	507,181		11,447,903	15,790,620

LIABILITIES & EQUITY
Current Liabilities
Accounts Payable	1,132,558	35,396		-	1,167,954
Accrued Expense	(4,953)	627,626		-	622,673
Payroll Liabilities	54,188	183,525		-	237,713
Taxes Payable	(94)	4,220		-	4,125
Other Accrued Expenses	217,947	(124,188)		-	93,759
Total Current Liabilities	1,399,645	726,579		-	2,126,224
Long-Term Liabilities
Notes Payable	2,130,049	1,625,825		-	3,755,874
Total Liabilities	3,529,694	2,352,403		-	5,882,098

Stockholders' Equity
Net Income	(973,679)	178,951	c	(62,986)	(857,713)
Retained Earnings	(16,081,450)	(2,196,421)	b	2,196,421	(16,081,450)
Common Stock	6,668	104,748	a	4,241	-
	-	-	b	(104,748)	10,909
Common Stock Class B	-	5,000	b	(5,000)	-
Prepaid Equity Balance	(9,780)	-		-	(9,780)
Foreign Currency Translation	-	-		-	-
Additional Paid in Capital	17,364,082	62,500	a	9,482,475	-
	-	-	b	(62,500)	26,846,557
Total Stockholders' Equity	305,841	(1,845,222)		11,447,903	9,908,522

Total Liabilities & Equity	3,835,535	507,181		11,447,903	15,790,620

Whole Living Incorporated
Proforma Income Statement
For the Nine Months of January through September 30, 2006

	WHLV	ForeverGreen		Proforma Adjustments	Consolidated Income Statement 09/30/06
Income Statement
Sales	2,742,196	12,926,887		-	15,669,084

Cost of Goods Sold	2,078,845	9,654,914		-	11,733,759
Salary and Wages	739,944	1,685,847		-	2,425,792
General and Administrative	674,420	952,934		-	1,627,354
Amortization Expense	-	-	a	62,986	62,986
Professional Fees	284,219	366,048		-	650,267

Other Income/Expense	(61,553)	88,193		-	26,639

Net Income	(973,679)	178,951		62,986	(857,713)

Whole Living, Inc.

Notes to Pro Forma Consolidated Financial Statements

September 30, 2006

NOTE 1 - Summary of Transaction

Whole Living, Inc. executed an Agreement and Plan of Share Exchange, dated December 14, 2006 with ForeverGreen International LLC.  The Exchange Agreement will be effective no later than December 31, 2006.  Under the Exchange Agreement we will issue 4,240,549 shares of Whole Living common stock in exchange for ForeverGreen’s member interests and we will issue 1,000,000 shares of Whole Living common stock in exchange for ForeverGreen’s preferred member interests.   The Company valued the acquisition price at $1.65 per share.

NOTE 2 - Management Assumptions

The pro forma balance sheet and statements of operations assume that the entities were together at the beginning of the nine month period ended September 30, 2006.

The pro forma adjustments to the balance sheet are as follows:

a

The issuance of 4,240,549 shares of common stock valued at $1.65 per share to acquire the ForeverGreen member interests.

b

The issuance of 1,000,000 shares of common stock valued at $1.65 per share to acquire the ForeverGreen preferred member interests.

c

The adjustment for the consolidation of Whole Living and Forever Green with the elimination of Forever Green’s equity, and the recording of goodwill and customer base in connection with this business combination.

d

The amortization of the customer base.

The pro forma adjustments to the income statement are as follows:

a

See amortization of customer base.